Convera


                                 Contact:          John R. Polchin
                                                   Chief Financial Officer
                                                   Convera
                                                   703.761.3700

                                                   jpolchin@convera.com



    Convera Releases Preliminary Fourth Quarter and Fiscal Year 2006 Results


Vienna, Va., February 13, 2006 - Convera Corporation (NASDAQ: CNVR), a leading provider of search technologies to commercial enterprises and government agencies, today announced that it expects that revenue for the three-month period and fiscal year ending January 31, 2006 will be below results for the prior fiscal year periods.

Convera indicated that based upon its preliminary results for the fourth quarter of fiscal 2006, it expects to report revenue of $3.6 million, versus $6.3 million for the comparable year-ago period. Fiscal year 2006 revenue is expected to be $21.0 million, which compares to $25.7 million as reported for fiscal year 2005. Revenue for the fourth quarter and fiscal year 2006 was derived from the Company's software products group (RetrievalWare(R)).

These revenue results are expected to yield a net loss of $0.19 to $0.21 per share for the three-month period and $0.32 to $0.34 per share for the twelve-months ended January 31, 2006. This compares to a reported net loss of $0.09 per share for the prior year's fourth quarter and $0.56 per share for fiscal year 2005.

Cash and investments as of January 31, 2006 totaled $37.8 million.

"Following the launch of our Excalibur Web search offering, much of our management efforts, as well as our sales and marketing resources continued to shift their focus towards expanding our Excalibur selling and distribution channels", stated Patrick C. Condo, Convera's President and Chief Executive Officer. "We remain committed to managing a net income neutral software products business while also concentrating our efforts on marketing the new and dynamic search solutions offered by Excalibur", Condo concluded.

Convera's fourth quarter and fiscal year 2006 results are preliminary, subject to the Company completing its customary quarterly and year-end closing and review procedures. Convera plans to announce actual results for the three-month period and fiscal year ended January 31, 2006 on March 1, 2006.


About Convera

Convera is a leading provider of search technologies to commercial enterprises and government agencies. Through its two offerings, Excalibur(TM), a newly developed Web search solution and RetrievalWare(R), its enterprise search product, Convera offers unique search technology capable of providing an integrated results page derived from both intranet and Internet content. Convera's technologies strive to manage vast stores of structured and unstructured information that exist within internal repositories and on the Web by providing highly scalable, fast, accurate and secure search capabilities across text, video, image and audio information, in multiple languages. More than 900 customers in 40 countries rely on Convera search solutions to power a broad range of mission-critical applications. For more information, contact Convera at 800-788-7758, via e-mail at info@convera.com or on the Web at www.convera.com

This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; continued success in technological advances and development including the Excalibur Web search initiative; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. The Convera design logo and the following are worldwide trademarks of Convera: Convera(R), RetrievalWare(R), Excalibur(TM) and Screening Room(R). The names of actual companies and products mentioned herein may be the trademarks of their respective owners.